Filed Pursuant to Rule 424(b)(4)

Registration Number 333-280887

2,428,000 Shares of Common Stock

10,072,000 Pre-Funded Warrants to purchase up to 10,072,000 Shares of Common Stock

10,072,000 Shares of Common Stock Underlying such Pre-Funded Warrants

Scorpius Holdings, Inc.

This is a firm commitment public offering of 2,428,000 shares of common stock, par value $0.0002 per share (the “common stock”), of Scorpius Holdings, Inc. based on the public offering price of $1.00 per share.

We are also offering to certain purchasers, if any, whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, 10,072,000 pre-funded warrants (the “Pre-Funded Warrants”), in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock. Each Pre-Funded Warrant will be immediately exercisable for one share of common stock and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.0002, and the exercise price of each Pre-Funded Warrant will be $0.0002, per share. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. We refer to the shares of common stock and Pre-Funded Warrants to be sold in this offering collectively as the “securities.”

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our common stock on the NYSE American and determined to commence proceedings to delist our common stock from the NYSE American as a result of its determination that we are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common stock. Our common stock began trading on the OTC Markets system on June 17, 2024.

On July 17, 2024, the Company effected a reverse stock split at a ratio of 1-for-200 (the “2024 Reverse Stock Split”), to increase the selling price of our common stock in order to regain compliance with the requirements and policies of the NYSE American. On July 29, 2024, the NYSE American notified us that it has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. The Company’s common stock resumed trading on the NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that our increased stock price resulting from the 2024 Reverse Stock Split will remain at a price that will be sufficient in order to meet any requirements and policies of the NYSE American or that our common stock will remain listed on NYSE American. The last reported sale price of our common stock on the NYSE American on August 6, 2024 was $1.09 per share, before trading of our common stock was halted by the NYSE American on August 7, 2024. Trading of our common stock is expected to resume on the NYSE American on August 19, 2024. The actual public offering price per share of common stock will be determined between us and the representative of the underwriters based on market conditions at the time of pricing and may be at a discount to the current market price. In addition, there is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the 2024 Reverse Stock Split. All historical share and per share information and historical financial information incorporated in this prospectus have not been restated to reflect the 2024 Reverse Stock Split.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$1.00	$0.9998	$12,500,000
Underwriting discounts and commissions(1)	$0.07	$0.07	$875,000
Proceeds to us, before expenses	$0.93	$0.9298	$11,625,000

(1) See “Underwriting” beginning on page 22 for a description of the compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 1,875,000 additional shares of common stock and/or 1,875,000 Pre-Funded Warrants solely to cover over-allotments, if any.

The underwriters expect to deliver the securities sold in this offering to the purchasers on or about August 19, 2024.

ThinkEquity

The date of this prospectus is August 6, 2024

SCORPIUS BIOMANUFACTURING

Full-Service CDMO Focused on Biologic Production for the Middle Market

State-Of-The-Art CGMP Clinical-Scale Facility

Brand new, 40,000 sq. ft. state-of-the-art facility in San Antonio, Texas with capacity:
Up to ~200L of Microbial-based products
Up to ~500L of Mammalian & Cell-Therapy based products

Process & Analytical Development

Fully-equipped 2,000 sq. ft. analytical testing lab, capable of all pre-clinical and clinical-phase analyses

Biomanufacturing

~8,600 sq. ft. of cGMP-compliant cleanroom manufacturing space

Biotechnology + Pharmaceutical Manufacturing = Biopharmaceuticals

Process Development

- Mammalian Cell Culture Development
- Microbial Fermentation Development
- Cell Therapy Development
- Downstream Process Development
- Formulation Development

Mammalian Cell Culture

- Antibody Production
- Monoclonals, Bi-Specifics
- Recombinant Therapeutic Proteins
- Allogeneic and Autologous Cell Therapy
- Fc Fusions
- Cells, Exosomes, Secretome

Microbial Fermentation

- Recombinant Therapeutic Proteins & Enzyme Products
- Bacterial Subunit Vaccines

Scorpius, with its mammalian and microbial platforms, will compete in two market segments:

- **Biodefense ($16.1B market in 2023, growing at CAGR of 5.0% to reach $22.3B market by 2030)**
- **Biopharmaceuticals ($389B market in 2021, growing at CAGR 7.1% to reach $720B by 2030)**

MADE IN USA

American Manufacturing & Development

Ownership, major equipment (such as Pall Allegro™ bioreactors), consumables and reagents all based in USA

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities being offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.scorpiusbiologics.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Scorpius” and “our business” refer to Scorpius Holdings, Inc. and “this offering” refers to the offering contemplated in this prospectus.

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ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide any information to you or to make any representations other than those contained in, or incorporated by reference into, this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front cover of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the applicable prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any prospectus supplement and any post-effective amendment together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the underwriters have taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus or any applicable free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus and any applicable free writing prospectus must inform themselves, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. We believe this information is reliable as of the applicable date of its publication, however, we have not independently verified the accuracy or completeness of the information included in or assumptions relied on in these third-party publications. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus or any document incorporated herein by reference, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. Prospective purchasers of our securities should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

We are a contract development and manufacturing organization (“CDMO”) that provides a comprehensive range of biologics manufacturing services from process development to Current Good Manufacturing Practices (“cGMP”) clinical and commercial manufacturing of biologics for the biotechnology and biopharmaceutical industries. Scorpius pairs cGMP biomanufacturing and quality control expertise with cutting edge capabilities in immunoassays, molecular assays, and bioanalytical methods to support the production of cell- and gene-based therapies as well as large molecule biologics. Our services include clinical and commercial drug substance manufacturing, release and stability testing and variety of process development services, including upstream and downstream development and optimization, analytical method development, cell line development, testing and characterization. Our San Antonio, TX facility commenced operations in October 2022.

Recent Developments

2024 Reverse Stock Split

At the 2024 Annual Meeting, our stockholders approved an amendment to our Third Amended and Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) to effect a reverse stock split with respect to our issued and outstanding common stock, at the discretion of the Board of Directors (the “Board” or the “Board of Directors”), at a ratio of between 1-for-5 to 1-for-200, with the ratio within such range to be determined at the discretion of our Board. Following the 2024 Annual Meeting, the Board approved a final split ratio of 1-for-200. Following such approval, on July 17, 2024, the Company filed an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the 2024 Reverse Stock Split, with an effective time of 11:01 p.m. Eastern Time on July 17, 2024.

The 2024 Reverse Stock Split did not impact the number of authorized shares of common stock which remains at 250,000,000 shares. Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the 2024 Reverse Stock Split. All historical share and per share information and historical financial information incorporated in this prospectus have not been restated to reflect the 2024 Reverse Stock Split.

As a result of the 1-for-200 2024 Reverse Stock Split, each 200 pre-split shares of the Company’s common stock outstanding automatically combined into one new share of common stock without any action on the part of the holders, and the number of outstanding shares of common stock was reduced from 98,827,831 shares to 493,268 shares (subject to rounding of fractional shares, which will be paid in cash). Proportional adjustments were also made to the number of shares of common stock issuable upon exercise or conversion of the Company’s outstanding equity awards and warrants, as well as the applicable exercise price.

No fractional shares were issued in connection with the 2024 Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of common stock as a result of the reclassification and combination following the effective time of the 2024 Reverse Stock Split (after taking into account all fractional shares of common stock otherwise issuable to such holder) was entitled to receive a cash payment equal to the number of shares of the common stock held by such stockholder before the 2024 Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the common stock as reported on the OTC Markets for the ten days preceding July 17, 2024. Holders of as many as 199 shares of common stock were eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the 2024 Reverse Stock Split.

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Other Matters Approved at the 2024 Annual Meeting

At the 2024 Annual Meeting, our stockholders also approved (i) the election as directors of each of Jeffrey Wolf, John Monahan and John K.A. Prendergast and Edward B. Smith, III, (ii) the ratification of BDO USA, P.C. as our independent registered public accounting firm for our fiscal year ending on December 31, 2024, (iii) an amendment to our 2018 Stock Incentive Plan to increase the number of shares of common stock that we have authority to grant under the plan by an additional 150,000 shares of common stock and (iv) the issuance of up to 103,908 shares of common stock to Elusys Holdings Inc., an entity controlled by Jeffrey Wolf, upon the conversion of the Amended and Restated Convertible Promissory Note (including the principal amount of $2,250,000 plus all accrued interest thereon calculated as of the date of maturity) that was issued to Elusys Holdings Inc. on May 1, 2024.

Trading on NYSE American

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our common stock on the NYSE American and determined to commence proceedings to delist our common stock from the NYSE American as a result of its determination that we are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common stock. Our common stock began trading on the OTC Markets system on June 17, 2024. On July 17, 2024, the Company effected a reverse stock split at a ratio of 1-for-200, to increase the selling price of our common stock in order to regain compliance with the requirements and policies of the NYSE American. On July 29, 2024, the NYSE American notified us that it has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. The Company’s common stock resumed trading on the NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that our increased stock price resulting from the 2024 Reverse Stock Split will remain at a price that will be sufficient in order to continue meet any requirements and policies of the NYSE American or that our common stock will remain listed on NYSE American. Trading of our common stock was halted by the NYSE American on August 7, 2024 and is expected to resume trading on the NYSE American on August 19, 2024.  As previously announced, we had terminated the pricing of our underwritten public offering that we had announced on August 6, 2024. Subsequently, we requested, and the NYSE American approved, a financial viability exception to the NYSE American stockholder approval rules that would allow us to proceed with the closing of this offering under the terms described in this prospectus.

May 2024 Public Offering

On May 16, 2024, we issued and sold in an underwritten public offering 149,100 shares of common stock, pre-funded warrants to purchase 150,900 shares of common stock and common warrants (the “Common Warrants”) to purchase 300,000 shares of common stock at an exercise price of $24.00 per share for aggregate gross proceeds of approximately $6.0 million, before deducting underwriting discounts and other offering expenses, pursuant to an underwriting agreement that we entered into on May 14, 2024 with ThinkEquity LLC, as representative of the several underwriters named therein. The pre-funded warrants were exercisable until exercised in full, all of which have been exercised. The Common Warrants are exercisable for a period of five years following the date of issuance. ThinkEquity LLC, as representative of the several underwriters named therein, partially exercised its over-allotment option and purchased 6,545 Common Warrants and 6,545 shares of common stock.

March 2024 Public Offering

On March 12, 2024, we issued and sold in an underwritten public offering 50,000 shares of our common stock for aggregate net proceeds of $1,235,000, pursuant to an underwriting agreement that we entered into on March 7, 2024 with ThinkEquity LLC, as representative of the several underwriters named therein.

Patent Rights Agreement

On January 29, 2024, we entered into a Patent Rights Sale and Assignment Agreement with Kopfkino IP, LLC (“Patent Agreement”). Pursuant to the Patent Agreement, in exchange for $1,000,000, we assigned our right, title and interest in and under the exclusive license agreement we entered into with Shattuck Labs, Inc. (“Shattuck”) in 2016, including our rights to certain provisional patent applications and know-how related to fusion proteins to treat cancer and other diseases that were not being developed by us.

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Notes

On January 26, 2024 in accordance with the terms of that certain Asset and Equity Interests Purchase Agreement, dated December 11, 2023, with Elusys Holdings, Inc. (“Elusys Holdings”), Elusys Holdings purchased from us a convertible promissory note in the aggregate amount of $2,250,000 (the “Original Convertible Note”), the conversion of which is subject to both Elusys Holdings’ election and obtaining stockholder approval as may be required by the applicable rules and regulations of the NYSE American of the issuance of shares of our common stock upon such conversion. The Original Convertible Note bore interest at a rate of 1% per annum, was to mature on the one-year anniversary of its issuance and converted into shares of our common stock at the option of Elusys Holdings only if the applicable stockholder approval of the issuance of such shares of common stock issuable upon conversion of the Original Convertible Note was obtained prior to the maturity date.

On May 1, 2024, we entered into a Note Purchase Agreement with Elusys Holdings, pursuant to which Elusys Holdings loaned us $750,000 and we (i) issued to Elusys Holdings a 1% non-convertible promissory note due July 1, 2024 in the principal amount of $750,000 (the “New Note”) for $750,000 in cash and (ii) issued to Elusys Holdings an amended and restated 1% convertible promissory note in the principal amount of $2,250,000 (the “Restated Note”) in exchange for the Original Convertible Note. The Restated Note bears interest at a rate of 1% per annum, matures on September 1, 2025 and will convert into shares of our common stock at the option of Elusys Holdings only if stockholder approval as may be required by the applicable rules and regulations of the NYSE American of the issuance of all of the shares of common stock issuable upon conversion of the Restated Note is obtained prior to the maturity date and any required approval of the NYSE American of such share issuance is obtained. The conversion price of the Restated Note was equal to 110% of the volume weighted average price (VWAP) of common stock for the seven trading days prior to December 11, 2023 which was $0.39109; however, Section 2(b) of the Restated Note provided that if we consummated a public financing, subject to certain exceptions, within sixty days of May 1, 2024, the conversion price would be adjusted to be 110% of the per share purchase price of the common stock in such public financing (with such adjustment only being made upon the first financing in the event of multiple financings during the foregoing period). Based on the public offering that we consummated in May 2024, the conversion price of the Restated Note was adjusted to $0.11 resulting in the ability to convert the Restated Note into up to 20,781,771 shares of common stock (including the principal amount of $2,250,000 and all accrued interest thereon calculated as of the date of maturity which conversion price was increased to $22.00 and the share number was reduced to 103,908 as a result of the 2024 Reverse Stock Split). At the 2024 Annual Meeting, our stockholders approved the issuance of the shares of common stock issuable upon full conversion of the Restated Note.

On July 16, 2024, we amended the New Note to extend the maturity date to July 31, 2024 and to provide that the New Note is secured by a lien on our assets, subordinate to any secured lien that may be requested by a lender in connection with debt. On July 30, 2024, Elusys Holdings forgave repayment of the New Note in exchange for an amendment to the Asset and Equity Interests Purchase Agreement, dated December 11, 2023 (the “Purchase Agreement”) to eliminate the payment of any royalty fees by Elusys Holdings to us and instead provide for a cash payment to us of $2.5 million on or prior to December 31, 2028.

Preliminary Unaudited Results

On a preliminary unaudited basis, for the quarter ended June 30, 2024, we expect to recognize between $0.3 million and $0.8 million of revenue. On a preliminary unaudited basis, we expect our operating loss to be between $8.6 million and $9.1 million and net loss before income taxes from continuing operations to be between $9.2 million and $9.7 million. At June 30, 2024, our cash and cash equivalents and short term investments was approximately $1.5 million.

Revenue generated for the six months ended June 30, 2024, has been primarily derived from process development work and does not include revenue we anticipate to generate from microbial cGMP manufacturing which we commenced in July 2024 or mammalian cGMP manufacturing which we anticipate commencing in the third quarter of 2024. We anticipate that cGMP manufacturing contracts will generally be larger than the process development contracts we have booked to date.

The estimates of revenue, operating loss, and net loss before income taxes from continuing operations are our preliminary estimates based on currently available information and are subject to completion of our financial closing procedures. They do not present all necessary information for an understanding of our financial condition as of June 30, 2024 or our results of operations for the three months ended June 30, 2024. The Company’s independent registered public accounting firm has not conducted an audit or review of and does not express an opinion or any other form of assurance with respect to, the preliminary unaudited revenue results. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the preliminary estimates of revenue, operating loss, and net loss before income taxes from continuing operations set forth above. We expect to complete our unaudited financial statements for the quarter ended June 30, 2024 subsequent to the effective date of the registration statement of which this prospectus forms a part and consequently such financial statements will not be available to you prior to you investing in this offering. Accordingly, undue reliance should not be placed on the preliminary estimates.

Corporate Information

We were incorporated under the laws of the State of Delaware on May 12, 2017. Our principal executive offices are located at 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560. Our telephone number is (610) 727-4597.

Our website address is www.scorpiusbiologics.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

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THE OFFERING

Share information presented below and in this prospectus reflects the 1-for-200 2024 Reverse Stock Split of our common stock, which was effected on July 17, 2024.

Shares being offered	2,428,000 shares of common stock based on the public offering price of $1.00 per (or 4,303,000 shares if the underwriters exercise the option to purchase additional shares in full).
Pre-Funded Warrants offered by us	We are also offering 10,072,000 Pre-Funded Warrants to purchase up to 10,072,000 shares of common stock in lieu of shares of common stock to any purchaser whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the purchaser’s election, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one share of common stock, will have an exercise price of $0.0002 per share, will be immediately exercisable, and will not expire prior to exercise. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Pre-Funded Warrants. For each Pre-Funded Warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis.

Number of shares of common stock outstanding immediately before this offering	493,268 shares

Number of shares of common stock to be outstanding after this offering(1)	2,921,268 shares assuming no exercise of Pre-Funded Warrants (or 12,993,268 shares assuming full exercise of the 10,072,000 Pre-Funded Warrants and 14,868,268 shares if the underwriters exercise the option to purchase additional shares in full and assuming full exercise of the 10,072,000 Pre-Funded Warrants) based on the public offering price of $1.00 per share.

Option to purchase additional shares and Pre-Funded Warrants

We have granted a 45-day option to the representative of the underwriters to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 1,875,000 additional shares of common stock and/or 1,875,000 Pre-Funded Warrants solely to cover over-allotments, if any.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $11.1 million (or approximately $12.8 million if the underwriters exercise their option to purchase additional shares in full).

We currently intend to use the net proceeds from this offering to fund working capital and general corporate purposes. See “Use of Proceeds”.

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Trading

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our common stock and determined to commence proceedings to delist our common stock from the NYSE American as a result of its determination that we are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common stock. Our common stock began trading under the trading symbol “SCPX” on the OTC Markets system on June 17, 2024. On July 17, 2024, the Company effected a reverse stock split at a ratio of 1-for-200, to increase the selling price of our common stock in order to regain compliance with the requirements and policies of the NYSE American. On July 29, 2024, the NYSE American notified us that it has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. The Company’s common stock resumed trading on the NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that our increased stock price resulting from the 2024 Reverse Stock Split will remain at a price that will be sufficient in order to continue to meet any requirements and policies of the NYSE American or that our common stock will remain listed on NYSE American. Trading of our common stock was halted by the NYSE American on August 7, 2024 and is expected to resume trading on the NYSE American on August 19, 2024.

We do not intend to apply for listing of the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, and the other information included, or incorporated by reference, in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 493,268 shares of our common stock outstanding as of August 6, 2024 and excludes the following:

●	30,779 shares of common stock issuable upon exercise of stock options outstanding as of August 6, 2024, at a weighted-average exercise price of $689.13 per share;

●	299,110 shares of common stock issuable upon exercise of Common Warrants outstanding as of August 6, 2024, at an exercise $24.00 per share;

●	103,908 shares of common stock issuable upon conversion in full (including accrued interest thereon calculated as of the date of maturity) of the Restated Note (the conversion of which is subject to both Elusys Holdings’ election and any required approval of the NYSE American of such share issuance); and

●	156,203 shares of our common stock that are available for future issuance under our stock incentive plans or shares that will become available under our stock incentive plans (after giving effect to the amendment to our 2018 Equity Incentive Plan approved by our stockholders on July 15, 2024 to increase by 150,000 the number of shares available for grant under our 2018 Equity Incentive Plan).

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding options or warrants described above;

●	no conversion of the Restated Note;

●	no sale of any Pre-Funded Warrants in this offering; and

●	no exercise by the underwriter of its option to purchase additional shares of our common stock.

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SELECTED FINANCIAL DATA REFLECTING THE 2024 REVERSE STOCK SPLIT

2024 Reverse Stock Split

On July 17, 2024 we effected a 1-for-200 reverse stock split of our common stock. The total number of outstanding shares of capital stock was amended from approximately 98,827,831 to approximately 493,268 shares. The par value per common share remained unchanged. The audited consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2023, and the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2024, which are incorporated by reference into this prospectus are presented without giving effect to the 2024 Reverse Stock Split. Except where the context otherwise requires, share numbers in this prospectus reflect the 1-for-200 2024 Reverse Stock Split of our common stock.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on April 26, 2024, and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q filed with the SEC on May 28, 2024, as adjusted to reflect the 2024 Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

AS REPORTED:
	Years Ended
	December 31,
	2023	2022
Net loss from continuing operations	$(41,762,479)	$(41,375,067)
Net loss from discontinued operations	$(5,070,707)	$(2,487,130)
Net loss attributable to Scorpius Holdings, Inc.	$(45,217,168)	$(43,434,706)
Net loss per share, basic and diluted – continuing operations	$(1.54)	$(1.60)
Net loss per share, basic and diluted – discontinued operations	$(0.19)	$(0.10)
Net loss per share attributable to Scorpius Holdings, Inc.	$(1.74)	$(1.70)
Weighted average common shares outstanding, basic and diluted	26,046,594	25,606,326
Common shares outstanding at year end	26,219,461	25,661,488

	Three Months Ended March 31,
	Unaudited
	2024	2023
Net loss from continuing operations	$(4,657,688)	$(12,473,000)
Net loss from discontinued operations	$—	$(422,136)
Net loss attributable to Scorpius Holdings, Inc.	$(4,417,549)	$(12,784,647)
Net loss per share, basic and diluted – continuing operations	$(0.16)	$(0.47)
Net loss per share, basic and diluted – discontinued operations	$—	$(0.02)
Net loss per share attributable to Scorpius Holdings, Inc.	$(0.16)	$(0.49)
Weighted average common shares outstanding, basic and diluted	28,180,887	25,971,143
Common shares outstanding at period end	36,031,964	26,049,209

AS ADJUSTED FOR 1-FOR-200 REVERSE STOCK SPLIT:
	Years Ended December 31,
	Unaudited
	2023	2022
Net loss from continuing operations	$(41,762,479)	$(41,375,067)
Net loss from discontinued operations	$(5,070,707)	$(2,487,130)
Net loss attributable to Scorpius Holdings, Inc.	$(45,217,168)	$(43,434,706)
Net loss per share, basic and diluted – continuing operations	$(320.68)	$(323.16)
Net loss per share, basic and diluted – discontinued operations	$(38.94)	$(19.43)
Net loss per share attributable to Scorpius Holdings, Inc.	$(347.20)	$(339.25)
Weighted average common shares outstanding, basic and diluted	130,232	128,031
Common shares outstanding at year end	131,097	128,307

	Three Months Ended March 31,
	Unaudited
	2024	2023
Net loss from continuing operations	$(4,657,688)	$(12,473,000)
Net loss from discontinued operations	$—	$(422,136)
Net loss attributable to Scorpius Holdings, Inc.	$(4,417,549)	$(12,784,647)
Net loss per share, basic and diluted – continuing operations	$(33.06)	$(96.05)
Net loss per share, basic and diluted – discontinued operations	$—	$(3.25)
Net loss per share attributable to Scorpius Holdings, Inc.	$(31.35)	$(98.45)
Weighted average common shares outstanding, basic and diluted	140,904	129,855
Common shares outstanding at period end	180,159	130,246

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering and Our Common Stock

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

We had an accumulated deficit of $258.8 million as of March 31, 2024 and a net loss of approximately $4.7 million for the three months ended March 31, 2024. We had an accumulated deficit of $254.4 million as of December 31, 2023 and a net loss of approximately $46.8 million for the year ended December 31, 2023. To date, we have not generated significant revenue or positive cash flows from operations. We expect to incur significant expenses and continued losses from operations for the foreseeable future and expect our cash and cash equivalents and short-term investments to be sufficient to fund our operations until mid August 2024. Even with the $12,500,000 being raised in this offering, our cash, together with the proceeds of this offering, is not expected to last beyond December 2024 unless our revenue increases from past historical revenue. Our estimates of our runway are dependent upon our estimates of the ability of our customers to make timely payments of amounts owed to us which recently has not occurred. We expect our expenses to increase in connection with our ongoing activities, particularly as we ramp up operations in our in-house bioanalytic, process development and manufacturing facility in San Antonio, TX. Our unaudited financial statement for the three months ended March 31, 2024 and our audited financial statements for the fiscal year ended December 31, 2023 were prepared under the assumption that we will continue as a going concern; however, we have incurred significant losses from operations to date and we expect our expenses to increase in connection with our ongoing activities. These factors raise substantial doubt about our ability to continue as a going concern for one year after our consolidated interim financial statements were issued. Our auditors also included an explanatory paragraph in their report on our financial statements as of and for the year ended December 31, 2023 with respect to this uncertainty. There can be no assurance that funding will be available on acceptable terms on a timely basis, or at all. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or tests or grant licenses on terms that are not favorable to us. If we do not succeed in raising additional funds on acceptable terms or at all, we may be unable to complete the planned build out of our Kansas facility or develop any new product candidates that we acquire. As such, we cannot conclude that such plans will be effectively implemented and there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

In addition to requiring additional financing, in order to successfully continue our business we will need to expand our customer base beyond the limited number of customers we currently have and there can be no assurance we will be successful in doing so. Though we continue to expand our customer base, we remain dependent on a limited number of customers for a substantial majority of our revenues. For the year ended December 31, 2023, revenue from two customers accounted for 85% of total revenue One customer accounted for 36% of our revenue for the fiscal year ended December 31, 2023, and is migrating to a larger CDMO for commercial manufacture of their product. The loss of, or a significant reduction of business from, any of our primary customers will have a material adverse effect on our business, financial condition, and results of operation unless we are able to replace such customers with other primary customers.

Our management has broad discretion in using the net proceeds from this offering.

We intend to use the net proceeds from this offering to fund working capital and general corporate purposes. See “Use of Proceeds.” We will have broad discretion in the timing of the expenditures and application of proceeds received in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner which you may consider most appropriate. Our management might spend a portion or all of the net proceeds from this offering in ways that our stockholders do not desire or that might not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Furthermore, you will have no direct say on how our management allocates the net proceeds of this offering.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock would be your sole source of gain on an investment in our common stock for the foreseeable future.

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We will need additional future financing which may not be available on acceptable terms, if at all.

We will need to raise additional capital to fund our operations and we cannot be certain that funding will be available to us on acceptable terms on a timely basis, or at all. At July 30, 2024, our cash and cash equivalents and short term investments were approximately $0.8 million and we do not expect our current cash and cash equivalents and short term investments prior to receipt of the proceeds of this offering to support our operations beyond mid August 2024. Even with the $12,500,000 being raised in this offering, our cash, together with the proceeds of this offering, is not expected to last beyond December 2024 unless our revenue increases from past historical revenue. There are currently no other commitments by any person for future financing. Our securities may be offered to other investors in other offerings at a price lower than the price per share offered in this offering, or upon terms which may be deemed more favorable than those offered to investors in this offering. Our ability to raise capital through the sale of securities may be limited by our inability to utilize a registration statement on Form S-3 to raise capital due to the late filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and various rules of the NYSE American that place limits on the number and dollar amount of securities that we may sell. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to restructure our Company including a work force reduction, or initiate steps to cease operations or liquidate our assets.

This offering may cause the trading price of our common stock to decrease.

The price per share, together with the number of shares of common stock we issue if this offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this offering.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants will be limited.

Except as provided in the Pre-Funded Warrants, holders of the Pre-Funded Warrants offered hereby will have no rights as common stockholders with respect to the shares our common stock underlying the Pre-Funded Warrants until such holders exercise their Pre-Funded Warrants and acquire our common stock.

Until holders of the Pre-Funded Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants, except to the extent that holders of such Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our common stock as set forth in the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

Holders of the Pre-Funded Warrants may acquire shares of common stock issuable upon exercise of such Pre-Funded Warrants at an exercise price of $0.0002 per share of common stock. There can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

Our failure to have our common stock traded on a national securities exchange will adversely impact our common stock.

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of our common stock on the NYSE American and determined to commence proceedings to delist our common stock from the NYSE American as a result of its determination that we are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common stock. Our common stock began trading on the OTC Markets system on June 17, 2024. On July 17, 2024, the Company effected a reverse stock split at a ratio of 1-for-200, to increase the selling price of our common stock in order to regain compliance with the requirements and policies of the NYSE American. On July 29, 2024, the NYSE American notified us that it had withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. The Company’s common stock resumed trading on the NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that our increased stock price resulting from the 2024 Reverse Stock Split will continue to remain at a price that will be sufficient in order to meet any requirements and policies of the NYSE American or that our common stock will remain listed on the NYSE American. Trading of our common stock was halted by the NYSE American on August 7, 2024 and is expected to resume trading on the NYSE American on August 19, 2024.

In addition, on April 17, 2024, we received an official notice of noncompliance from NYSE Regulation stating that we were not in compliance with the NYSE American continued listing standards under the timely filing criteria included in Section 1007 of the NYSE American Company Guide due to the failure to timely file our 2023 Annual Report on Form 10-K by the filing due date of April 16, 2024. On May 21, 2024, we received an official notice of noncompliance from NYSE Regulation stating that we were not in compliance with NYSE American continued listing standards under the timely filing criteria included in Section 1007 of the NYSE American Company Guide due to the failure to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 by the filing due date of May 16, 2024. Upon the filing of the 2023 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q we received a notice that we had cured the filing delinquency.

The estimates of revenue, operating loss, and net loss before income taxes from continuing operations included in this prospectus are preliminary and undue reliance should not be placed on the preliminary estimates.

The estimates of revenue, operating loss, and net loss before income taxes from continuing operations included in this prospectus are our preliminary estimates based on currently available information and are subject to completion of our financial closing procedures. They do not present all necessary information for an understanding of our financial condition as of June 30, 2024 or our results of operations for the three months ended June 30, 2024. The Company’s independent registered public accounting firm has not conducted an audit or review of and does not express an opinion or any other form of assurance with respect to, the preliminary unaudited revenue results. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the preliminary estimates of revenue, operating loss, and net loss before income taxes from continuing operations set forth above. We expect to complete our unaudited financial statements for the quarter ended June 30, 2024 subsequent to the effective date of the registration statement of which this prospectus forms a part and consequently such financial statements will not be available to you prior to you investing in this offering. Accordingly, undue reliance should not be placed on the preliminary estimates.

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Risks Related to the 2024 Reverse Stock Split

Even though the 2024 Reverse Stock Split increased the market price of our common stock, there can be no assurance that our increased stock price will remain at a price that will be sufficient in order to meet any continued requirements and policies of the NYSE American or that our common stock will remain listed on the NYSE American.

The trading of our common stock resumed on the NYSE American on August 2, 2024 after we effected a reverse stock split. There can be no assurance that the increased stock price resulting from the 2024 Reverse Stock Split will be sufficient in order to continue to meet any requirements and policies of the NYSE American or that our common stock will remain listed on the NYSE American.

The 2024 Reverse Stock Split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the 2024 Reverse Stock Split given the reduced number of shares that are outstanding as a result of the 2024 Reverse Stock Split. In addition, the 2024 Reverse Stock Split may have increased the number of stockholders who own odd lots (less than 100 shares) of our common stock and such stockholders may experience an increase in the cost of selling their shares of common stock and greater difficulty effecting such sales.

Following the 2024 Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the 2024 Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our securities in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $11.1 million (or $12.8 million if the underwriters exercise their option to purchase additional shares in full), based on the public offering price of $1.00 per share.

We currently expect to use the net proceeds from this offering for working capital and other general corporate purposes. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering and our management will have discretion and flexibility in applying the net proceeds of this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may use the proceeds of this offering for purposes with which you do not agree. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Based on our current projections, we believe the net proceeds of this offering will fund our operations through December 2024 after the closing of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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CAPITALIZATION

All historical share and per share information and historical financial information presented below have been adjusted to reflect the 2024 Reverse Stock Split.

The following table sets forth our cash and our capitalization as of March 31, 2024:

●	on an actual basis;

●	on a pro forma basis, giving effect to (i) the receipt of $750,000 from the proceeds of the issuance of the New Note and the forgiveness of such New Note, (ii) our issuance of 149,100 shares of common stock, pre-funded warrants to purchase 150,900 shares of common stock and Common Warrants to purchase 300,000 shares of common stock in our offering that closed on May 16, 2024 and the receipt of net proceeds of $5,180,122 from such sale, (iii) our issuance of 6,545 Common Warrants and 6,545 shares of common stock pursuant to exercises of the overallotment option in our offering that closed on May 16, 2024 and our receipt of net proceeds of approximately $121,000 from such sales, (iv) our issuance of 7,434 shares of common stock upon exercise of Common Warrants and our receipt of net proceeds of $178,424 from such exercise, and (v) adjustments made as a result of fractional shares resulting from the 2024 Reverse Stock Split that were eliminated and paid in cash; and

●

on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and our issuance and sale of 2,428,000 shares of our common stock and 10,072,000 Pre-Funded Warrants to purchase up to 10,072,000 shares of common stock in this offering, based on the public offering price of $1.00 per share and $0.9998 per Pre-Funded Warrant and assuming no exercise of the over-allotment option and the exercise in full of Pre-Funded Warrants, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, incorporated by reference in this prospectus.

	March 31, 2024
	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$1,554,844	7,784,390	18,884,388

Long-term debt
Convertible Note Payable	2,081,750	2,081,750	2,081,750

Stockholder’s equity
Common stock, $0.0002 par value; 250,000,000 shares authorized, and 180,159 shares issued and outstanding, actual; 250,000,000 shares authorized, and 493,268 shares issued and outstanding, pro forma; 250,000,000 shares authorized, and 12,993,268 shares issued and outstanding, pro forma as adjusted	36	99	2,599
Additional paid-in capital	287,258,280	293,487,763	304,585,263
Accumulated deficit	(258,788,376)	(258,788,376)	(258,788,376)
Accumulated other comprehensive income	129,875	129,875	129,875
Total Stockholder’s Equity- Scorpius Holdings, Inc.	28,599,815	34,829,361	45,929,361
Non-Controlling Interest	(3,342,336)	(3,342,336)	(3,342,336)
Total Stockholder’s Equity	25,257,479	31,487,025	42,587,025
Total Capitalization	$27,339,229	33,568,775	$44,668,775

The table above is based on 180,159 shares of our common stock outstanding as of March 31, 2024 and gives effect to the pro forma adjustments described above and excludes as March 31, 2024 the following:

●	30,895 shares of common stock issuable upon exercise of stock options outstanding and expected to vest as of March 31, 2024, at a weighted-average exercise price of $723.46 per share; and
●	6,087 shares of our common stock that are available for future issuance under our stock incentive plans or shares that will become available under our stock incentive plans.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 2,428,000 shares of our common stock and 10,072,000 Pre-Funded Warrants to purchase up to 10,072,000 shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby.

General

The following is a description of the material terms of our common stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Second Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to our registration statement of which this prospectus forms a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Description of Common Stock

Authorized Shares of Common Stock. We currently have authorized 250,000,000 shares of common stock.

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Stockholder Rights Plan

On March 11, 2018, our board of directors declared a dividend of one common share purchase right (a “Right”) for each outstanding share of our common stock, which was amended by Amendment No. 1 thereto on March 8, 2019 , by Amendment No. 2 thereto on March 10, 2020, by Amendment No. 3 thereto on March 8, 2021, by Amendment No. 4 on March 11, 2022, by Amendment No. 5 thereto on March 11, 2023 , by Amendment No. 6 thereto on December 11, 2023 and by Amendment No. 7 on March 11, 2024 to extend the expiration date of the stockholder’s rights plan to March 11, 2025. The dividend was initially paid on March 23, 2018 (the “Record Date”) to the stockholders of record at the close of business on that date. Each Right initially entitles the registered holder to purchase from us one share of common stock at a price of $14.00 per share of common stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 11, 2018, as amended by Amendment No. 1 thereto dated March 8, 2019, Amendment No. 2 thereto dated March 10, 2020, Amendment No. 3 thereto dated March 8, 2021, Amendment No. 4 thereto dated March 11, 2022, Amendment No. 5 thereto dated March 11, 2023, Amendment No. 6 thereto dated December 11, 2023 and Amendment No. 7 thereto dated March 11, 2024 as the same may be further amended from time to time (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

The Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of a hostile takeover of the Company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price, and to enhance the board of director’s ability to negotiate with any prospective acquiror. Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or public announcement of an intention to make, a tender or exchange offer the consummation of which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to certificates representing common stock (or book entry shares of common stock) outstanding as of the Record Date, by such certificates (or such book entry shares) together with a copy of a summary of the Rights (the “Summary of Rights”). Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 20% or more of the outstanding shares of common stock. Certain synthetic interests in securities created by derivative positions – whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – are treated as beneficial ownership of the number of shares of the common stock equivalent to the economic exposure created by the derivative security, to the extent actual shares of common stock are directly or indirectly beneficially owned by a counterparty to such derivative security. Amendment No. 6 exempted Mr. Wolf and his affiliated entity from being an Acquiring Person under certain specified circumstances.

The Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier expiration of the Rights), new common stock certificates issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of common stock (or book entry shares of common stock) outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of common stock represented thereby. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on March 11, 2025, unless the Rights are earlier redeemed or exchanged by the Company as described below.

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The Purchase Price payable, and the number of shares of common stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock, (ii) upon the grant to holders of the common stock of certain rights or warrants to subscribe for or purchase common stock at a price, or securities convertible into common stock with a conversion price, less than the then-current market price of the common stock or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in common stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of shares of common stock (or cash, property debt securities of the Company, or any combination thereof) having a market value of two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of common stock, the board of directors may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of common stock (or cash, other assets, debt securities of the Company, or any combination thereof with an aggregate value equal to such shares) at an exchange ratio of one share of common stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) per Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of common stock will be issued, and in lieu thereof a cash payment will be made based on then current market price of the common stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at the option of the Company, in cash, shares of common stock or such other form of consideration as the board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. For more detailed information, please see the Rights Agreement.

Potential Anti-Takeover Effects

Certain provisions set forth in our Certificate of Incorporation and Bylaws, our Rights Agreement and in Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Proposals of business and nominations. Our Bylaws generally regulate proposals of business and nominations for election of directors by stockholders. In general, Section 2.14 requires stockholders intending to submit proposals or nominations at a stockholders meeting to provide the Company with advance notice thereof, including information regarding the stockholder proposing the business or nomination as well as information regarding the proposed business or nominee. Section 2.14 provides a time period during which business or nominations must be provided to the Company that will create a predictable window for the submission of such notices, eliminating the risk that the Company finds a meeting will be contested after printing its proxy materials for an uncontested election and providing the Company with a reasonable opportunity to respond to nominations and proposals by stockholders.

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Board Vacancies. Our Bylaws generally provide that only the board of directors (and not the stockholders) may fill vacancies and newly created directorships.

Special Meeting of Stockholders. Our Bylaws generally provide that only the board of directors may call a special meeting of stockholders and that the board of directors may postpone, reschedule or cancel any special meeting of stockholders that was previously scheduled by the board of directors.

Stockholder Rights Plan. The Rights issued pursuant to the Rights Agreement, if not redeemed or suspended, could work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our Board of Directors.

While the foregoing provisions of our Certificate of Incorporation, Bylaws, Rights Agreement plan and Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain actions against the Company.

Our Bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, except, in each case for claims arising under the Securities, the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

We believe limiting state law-based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums. While we believe limiting the forum for state law-based claims is a benefit, stockholders could be inconvenienced by not being able to bring certain actions in another forum they find favorable.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing of Common Stock

On June 14, 2024, we received notice from the NYSE Regulation that it had suspended trading of the common stock and determined to commence proceedings to delist our common stock from the NYSE American as a result of its determination that we are no longer suitable for listing pursuant to Section 1003(f)(v) of the NYSE American Company Guide due to the low selling price of our common stock. Our common stock began trading on the OTC Markets system on June 17, 2024. The NYSE American had stated that it will apply to the SEC to delist our common stock upon completion of all applicable procedures, including the appeal by us of the NYSE Regulation staff’s decision. On July 17, 2024, the Company effected a reverse stock split at a ratio of 1-for-200, to increase the selling price of our common stock in order to regain compliance with the requirements and policies of the NYSE American. On July 29, 2024, the NYSE American notified us that it had withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American. The NYSE Regulation staff determined that the Company's common stock was now trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. The Company’s common stock resumed trading on the NYSE American on Friday, August 2, 2024, under the symbol “SCPX.” However, there can be no assurance that our increased stock price resulting from the 2024 Reverse Stock Split will remain at a price that will be sufficient in order to continue to meet any requirements and policies of the NYSE American. On April 8, 2024, the NYSE American halted the trading of our common stock and is expected to resume trading on the NYSE American on August 19, 2024.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. They are located at 1 State Street, 30th floor, New York, New York 10004. Their telephone number is (212) 509-4000.

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Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to our registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0002. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding shares of our common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of beneficial ownership of outstanding shares after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of our shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the shares of common stock underlying the Pre-Funded Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect a trading market to develop. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants. The Pre-Funded Warrants will provide that holders have the right to participate in distributions or dividends paid on common stock.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding common stock or 50% or more of the voting power of our common equity, (iv) any reclassification, reorganization or recapitalization of our shares of common stock or any compulsory share exchange or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires 50% or more of our outstanding shares of common stock or 50% or more of the voting power of our common equity, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction on a net exercise basis.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the common stock and Pre-Funded Warrants acquired in this offering. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the common stock or Pre-Funded Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of common stock and Pre-Funded Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax or the alternative minimum tax and does not address state or local taxes or U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	persons who acquired our common stock or Pre-Funded Warrants as compensation for services;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);
●	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code (except to the extent specifically set forth below);
●	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
●	persons deemed to sell our common stock or Pre-Funded Warrants under the constructive sale provisions of the Code;
●	banks or other financial institutions;
●	brokers or dealers in securities or currencies;
●	tax-exempt organizations or tax-qualified retirement plans;
●	pension plans;
●	regulated investment companies or real estate investment trusts;
●	persons that hold the common stock or Pre-Funded Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;
●	insurance companies;
●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and
●	certain U.S. expatriates, former citizens, or long-term residents of the United States.

In addition, this discussion does not address the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities or persons who hold shares of common stock or Pre-Funded Warrants through such partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. If such a partnership or other pass-through entity holds shares of common stock or Pre-Funded Warrants, the treatment of a partner in such partnership or investor in such other pass-through entity generally will depend on the status of the partner or investor and upon the activities of the partnership or other pass-through entity. A partner in such a partnership and an investor in such other pass-through entity that will hold shares of common stock or Pre-Funded Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of common stock or Pre-Funded Warrants through such partnership or other pass-through entity, as applicable.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock, and Pre-Funded Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of common stock or Pre-Funded Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of common stock or, Pre-Funded Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Potential Acceleration of Income

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements.

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In addition, under the Inflation Reduction Act signed into law on August 16, 2022, certain large corporations (generally, corporations reporting at least $1 billion average adjusted pre-tax net income on their consolidated financial statements) are potentially subject to a 15% alternative minimum tax on the “adjusted financial statement income” of such large corporations for tax years beginning after December 31, 2022. The U.S. Treasury Department, the IRS, and other standard-setting bodies are expected to issue guidance on how the alternative minimum tax provisions of the Inflation Reduction Act will be applied or otherwise administered.

The application of these rules thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of these rules is unclear at this time. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, a pre-funded warrant should be treated as a share of common stock for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the share of common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the share of common stock received upon exercise, increased by the exercise price of $0.0002 per share. Each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of shares of common stock in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of shares of common stock as described below under the section titled “—Disposition of Common Stock or Pre-Funded Warrants.”

Certain Adjustments to Pre-Funded Warrants

The number of shares of common stock issued upon the exercise of the Pre-Funded Warrants and the exercise price of Pre-Funded Warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may, in some circumstances, result in a constructive distribution to the U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of Pre-Funded Warrants generally should not be deemed to result in a constructive distribution. If an adjustment is made that does not qualify as being made pursuant to a bona fide reasonable adjustment formula, a U.S. Holder of Pre-Funded Warrants may be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “Distributions.”

Disposition of Common Stock or Pre-Funded Warrants

Upon a sale or other taxable disposition (other than a redemption treated as a distribution, which will be taxed as described above under “Distributions”) of shares of common stock or Pre-Funded Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common stock or Pre-Funded Warrants sold. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common stock or Pre-Funded Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of shares of Common Stock or Pre-Funded Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of distributions (including constructive distributions) on the common stock and Pre-Funded Warrants and to the proceeds of a sale or other disposition of common stock and Pre-Funded Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

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Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Tax Considerations Applicable to Non-U.S. Holders

Certain Adjustments to Warrants

As described under “—U.S. Holders—Certain Adjustments to Pre-Funded Warrants,” an adjustment to the Pre-Funded Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Pre-Funded Warrants.

In addition, regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Pre-Funded Warrants. Under those regulations, an implicit or explicit payment under Pre-Funded Warrants that references a dividend distribution on our common stock would possibly be taxable to a Non-U.S. Holder as described under “Distributions” below. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and the Company may satisfy any withholding obligations it has in respect of the Pre-Funded Warrants by withholding from other amounts due to the Non-U.S. Holder. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the application of Section 871(m) of the Code to the Pre-Funded Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our common stock in the foreseeable future. In the event that we do make distributions on our common stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “—U.S. Holders—Distributions.” To the extent those distributions do not constitute dividends for U.S. federal income tax purposes (i.e., the amount of such distributions exceeds both our current and our accumulated earnings and profits), they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock (determined separately with respect to each share of common stock), but not below zero, and then will be treated as gain from the sale of that share of common stock as described below under the section titled “—Disposition of Common Stock or Pre-Funded Warrants.”

Any distribution (including constructive distributions) on shares of common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate holding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular tax rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

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Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on a sale or other disposition (other than a redemption treated as a distribution, which will be taxable as described above under “Distributions”) of shares of common stock or Pre-Funded Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	the common stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the common stock or Pre-Funded Warrants, if shorter), a “U.S. real property holding corporation,” unless the common stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held the common stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of Pre-Funded Warrants. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding Pre-Funded Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that the common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become a “U.S. real property holding corporation.”

See the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of the common stock, Pre-Funded Warrants paid to foreign financial institutions or non-financial foreign entities.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on the common stock or, Pre-Funded Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on the common stock or Pre-Funded Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Distributions,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the common stock or Pre-Funded Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on the common stock and Pre-Funded Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

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Withholding under FATCA generally will apply to payments of dividends (including constructive dividends) on our common stock and Pre-Funded Warrants. While withholding under FATCA would have also applied to payments of gross proceeds from a sale or other disposition of the common stock or Pre-Funded Warrants, under proposed U.S. Treasury Regulations withholding on payments of gross proceeds is currently not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in the common stock or Pre-Funded Warrants.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Pre-Funded Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of the common stock and Pre-Funded Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of the common stock or Pre-Funded Warrants, including the consequences of any proposed changes in applicable laws.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock, as of August 6, 2024:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

The following table sets forth information, as of August 6, 2024, or as otherwise set forth below, with respect to the beneficial ownership of our common stock (i) all persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and our executive officer named in the Summary Compensation Table, and (iii) all of our directors and our current executive officer as a group. As of August 6, 2024, we had 493,268 shares of common stock outstanding. We have based our calculation of the percentage of beneficial ownership of our common stock after this offering on 12,993,268 shares of our common stock, which gives effect to the issuance of 2,428,000 shares of common stock and 10,072,000 Pre-Funded Warrants to purchase up to 10,072,000 shares of common stock in this offering based on the offering price of $1.00 per share and assuming all Pre-Funded Warrants are exercised.

Unless otherwise indicated the mailing address of each of the stockholders below is c/o Scorpius Holdings, Inc., 627 Davis Drive, Suite 300, Morrisville, North Carolina 27560. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, the Company believes the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name of Beneficial Owner	Common Stock	Shares subject to Options, Warrants (1)	Total Number of Shares Beneficially Owned Prior to this Offering	Percentage Ownership Prior to the Offering	Percentage Ownership After this Offering
Executive Officers & Directors
Jeffrey Wolf (Chairman of the Board of Directors, Chief Executive Officer and President) (2)	17,970	16,206	34,176	6.7%	*
William L. Ostrander (Chief Financial Officer and Secretary)	32	2,420	2,452	*	*
John K. A. Prendergast, Ph.D. (Director)	1,191	1,698	2,889	*	*
John Monahan, Ph.D. (Director)	0	1,227	1,227	*	*
Edward B. Smith, III (Director)	0	1,227	1,227	*	*

All Current Executive Officers and Directors, as a group (5 persons)	19,193	22,778	41,971	8.1%	*

_______________________

* less than 1%

(1)	Represents shares subject to options that are currently vested and options that will vest and become exercisable within 60 days of August 6, 2024.

(2)

Includes warrants to purchase up to 12,500 shares of common stock acquired in our May 2024 public offering. Includes 55 shares of common stock held by Orion Holdings V, LLC and 51 shares of common stock held by Seed-One Holdings VI, LLC, entities for which Mr. Wolf serves as the managing member. Mr. Wolf is deemed to beneficially own the shares held by such entities as in his role as the managing member he has the control over the voting and disposition of any shares held by these entities. Does not include 132 shares of common stock beneficially owned by Mr. Wolf’s children’s trust of which Mr. Wolf is not the trustee. Mr. Wolf disclaims beneficial ownership of these shares except to the extent of any pecuniary interest (as defined in Rule 16a – 1(a)(2) promulgated under the Exchange Act) that he may have in such entities. In addition, if our company is traded on a recognized national exchange while Mr. Wolf is employed by us and the market capitalization of our company is equal to or in excess of $500 million for at least fifteen consecutive trading days, then Mr. Wolf will be entitled to receive an additional stock option equal to 2% of the then outstanding shares of our common stock, at an exercise price equal to the then current market price as determined in good faith by the board. Does not include 103,908 shares of common stock to be issued upon conversion of the Restated Note issued to Elusys Holdings, the conversion of which is subject to NYSE American approval, if required, and if approved, would result in Mr. Wolf beneficially owning 5.0% of our common stock after this offering.

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UNDERWRITING

ThinkEquity LLC is acting as the representative of the several underwriters in this offering (“ThinkEquity” or the “representative”). On August 16, 2024, we entered into an underwriting agreement with the representative (the “underwriting agreement”). Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase the number of shares of common stock and the number of Pre-Funded Warrants listed next to each underwriter’s name in the following table, at the public offering price less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares of Common Stock	Number of Pre-Funded Warrants
ThinkEquity LLC	2,428,000	10,072,000
Total:	2,428,000	10,072,000

The underwriters have committed to purchase all of the shares of common stock and Pre-Funded Warrants offered by us in this offering, other than those securities covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares and Pre-Funded Warrants subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Over-Allotment Option

We have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 1,875,000 additional shares of our common stock and/or 1,875,000 Pre-Funded Warrants to purchase 1,875,000 shares of common stock (15% of the shares of common stock and Pre-Funded Warrants sold in this offering) at the initial public offering price (minus $0.0002 per Pre-Funded Warrant) less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent that the option is exercised, each underwriter must purchase additional shares of our common stock and/or Pre-Funded Warrants in an amount that is approximately proportionate to that underwriter’s initial purchase commitment (set forth in the table above). Any shares of our common stock and/or Pre-Funded Warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock and/or Pre-Funded Warrants that are the subject of this offering.

Discounts, Commissions and Expenses

The representative has advised us that the underwriters propose to offer the shares of common stock and Pre-Funded Warrants directly to the public at the public offering price per share set forth on the cover page of this prospectus and as set forth below. After the offering to the public, the offering price and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any shares and Pre-Funded Warrants sold by the underwriters to securities dealers will be sold at the public offering price less a concession not in excess of $0.04 per share or per Pre-Funded Warrant.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share	Per Pre- Funded Warrant	Total Without Over-Allotment	Total With Full Over-Allotment
Public offering price	$1.00	$0.9998	$12,500,000	$14,375,000
Underwriting discount (7%)	$0.07	$0.07	$875,000	$1,006,250
Proceeds to us, before expenses	$0.93	$0.9298	$11,625,000	$13,368,750

In addition, we have agreed to reimburse the representative for certain of its fees and expenses, provided that such fees shall not collectively exceed $175,000 in the aggregate. We have also agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received in this offering, which is not included in the underwriting discounts and commission.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts and commissions and non-accountable expense allowance, will be approximately $400,000.

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Right of First Refusal

In addition, for a period of eight (8) months from the date of the closing of this offering, we agreed to grant to the representative, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such eight (8) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and the representative. The representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we have agreed for a period of ninety (90) days after the date of this prospectus and our executive officers and directors have agreed for a period of ninety (90) days after the date of this prospectus, subject to customary exceptions, without the prior written consent of the representative, not to, directly or indirectly, offer pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing.

Additionally, we agreed that for a period of 9 months after the closing of this offering we will not directly or indirectly enter into any “at-the-market,” continuous equity, equity lines, or variable rate transaction, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of our common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock, without the prior written consent of ThinkEquity.

Electronic Offer, Sale and Distribution of Shares

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities that underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the national securities market on which our common stock is trading in accordance with Rule 103 of Regulation M under the Exchange Act , during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Determination of Offering Price

The public offering price of the securities that we are offering was negotiated between us and the representative based on, among other things, the trading price of our common stock prior to the offering. Other factors considered in determining the public offering price of the securities include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

From time to time, certain of the underwriters and/or their respective affiliates may have provided, and may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of its business, certain of the underwriters and their respective affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the underwriters and their respective affiliates may at any time hold long or short positions in such securities or loans.

On March 12, 2024, we closed the offering contemplated by the underwriting agreement that we entered into on March 7, 2024 with ThinkEquity, as representative of the several underwriters named therein, pursuant to which we issued and sold 50,000 shares of our common stock at a price of $30.00 per share for gross proceeds of $1,500,000 and we paid ThinkEquity a cash discount equal to 7% of the gross offering proceeds and reimbursed certain expenses. In addition, for a period of six (6) months from the date of the closing of that offering, we agreed to grant to ThinkEquity, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such six (6) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and the representative.

On May 16, 2024, we closed a public offering of 149,100 Units and 150,900 Pre-Funded Units for a purchase price of $20.00 per Unit and per Pre-Funded Unit (inclusive of the pre-funded warrant exercise price), resulting in aggregate gross proceeds of approximately $6.0 million, before deducting underwriting discounts and other offering expenses and we paid ThinkEquity a cash discount equal to 7% of the gross offering proceeds and reimbursed certain expenses. The Representative also partially exercised its overallotment option and purchased 6,545 Common Warrants and 6,545 shares of common stock.

In addition, for a period of eight (8) months from the date of the closing of that offering, we agreed to grant to ThinkEquity, an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such eight (8) month period for us, or any successor to or any subsidiary of us, on terms agreed to by both us and the representative.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

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Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

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Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Blank Rome LLP, New York, New York, will pass upon the validity of the securities offered by this prospectus and certain other legal matters. Sullivan & Worcester LLP, New York, New York, is acting as legal counsel to the underwriters.

As of the date of this prospectus, an attorney of Blank Rome LLP beneficially owns common stock and securities exercisable to purchase shares of our common stock that represent less than 1% of our outstanding shares of common stock.

EXPERTS

The consolidated financial statements of Scorpius Holdings, Inc. (the Company) as of December 31, 2023 and 2022 and for the years then ended, incorporated by reference into this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.scorpiusbiologics.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-35994):

•	Our Annual Report on Form 10-K for the fiscal December 31, 2023 (the “Annual Report”) with the SEC on April 26, 2024;

•	Our Quarterly on Form 10-Q for the quarter ended March 31, 2024 (the “Quarterly Report”) with the SEC on May 28, 2024;

•	Our Current Reports on Form 8-K filed with the SEC on January 8, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), January 11, 2024, January 16, 2024 (other than information furnished under Item 7.01 and exhibits related thereto), January 22, 2024, January 26, 2024, January 30, 2024, February 6, 2024, March 11, 2024, March 13, 2024, April 22, 2024, April 30, 2024, May 2, 2024, May 16, 2024, May 22, 2024, May 24, 2024, May 29, 2024, May 30, 2024, June 17, 2024, July 18, 2024, July 30, 2024, July 31, 2024, and August 9, 2024;

•	Our definitive proxy statement on Schedule 14A, filed with the SEC on June 17, 2024; and

•	The description of our common stock and our common stock purchase rights is set forth in our registration statement on Form 8-A filed with the SEC on February 4, 2022, Form 8-A/A (Amendment No. 1) filed on March 11, 2022, Form 8-A/A (Amendment No. 2) filed on March 13, 2023, and Form 8-A/A (Amendment No. 3) filed on March 13, 2024 as updated by the description of our common stock filed as Exhibit 4.14 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 26, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Scorpius Holdings, Inc.

627 Davis Drive, Suite 300

Morrisville, North Carolina 27560

Telephone (610) 727-4597

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://scorpiusbiologics.com/investors/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

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2,428,000 Shares of Common Stock
10,072,000 Pre-Funded Warrants to Purchase Up to 10,072,000 Shares of Common Stock

10,072,000 Shares of Common Stock Underlying such Pre-Funded Warrants

Scorpius Holdings, Inc.

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PRELIMINARY PROSPECTUS

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ThinkEquity

August 6, 2024

Through and including September 1, 2024 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.